EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE PARTICIPATING OR OTHER RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF

SERIES B PREFERRED STOCK
($0.001 Par Value)

OF

SAN DIEGO SOCCER DEVELOPMENT CORPORATION

________________________________

Pursuant to the General Corporation Law
of the State of Nevada

________________________________

    SAN DIEGO SOCCER DEVELOPMENT CORPORATION, a Nevada corporation (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation and Bylaws of the Corporation, which authorizes the issuance of up to 1,000,000 shares of Series B preferred tock, by unanimous consent of the Board of Directors dated November 20, 2003:

    RESOLVED, that the issue of a series of preferred stock, $0.001 par value, of the Corporation was authorized by this Board on November 11, 2003, and the designations, powers, preferences and relative, participating or other rights, and the qualifications, limitations or restrictions thereof fixed pursuant to a Certificate of Designations filed with the Nevada Secretary of State on or about November 11, 2003 are hereby amended and restated as follows:

For the purposes of these designations, the following terms shall have the meanings specified:

"Board of Directors" shall mean the board of directors of the Corporation.

"Common Holders" shall mean the holders of Common Stock.

"Common Stock" shall mean the common stock, $0.001 par value per share, of the Corporation.

"Conversion Rate" shall have the meaning provided in Subsection (c)(2) hereof.

"Conversion Timing" shall have the meaning provided in Subsection (c)(1) hereof.

"Corporation" shall mean San Diego Soccer Development Corporation, a Nevada corporation.

"Designations" shall mean the terms, preferences, limitations and relative rights of the Series A Preferred Stock established hereby and set forth hereinafter.

"Liquidating Event" shall have the meaning specified in Section (a).

"Original Issue Date" shall mean the date on which Series B Shares are first actually issued by the Corporation.

"Sale or Merger" shall have the meaning specified in Section (a).

"Securities Act" shall mean the federal Securities Act of 1933, as amended.

"Series A Preferred Stock" shall mean the 6,650,000 shares of Series A Preferred Stock, $0.001 par value per share, previously designated by the Corporation.

"Series B Holders" shall mean the holders of Series B Shares.

"Series B Preferred Stock" shall mean the 1,000,000 shares of Series B Preferred Stock, $0.001 par value per share, hereby designated.

"Series B Shares" shall mean the shares of Series B Preferred Stock.

The Designations granted to and imposed upon the Series B Preferred Stock are as follows:

        (a) Liquidation Preference. In the event of any merger, consolidation, sale of assets or other transactions in which control of the Corporation is transferred, or a liquidation or winding up of the Corporation ("Liquidating Event"): The Series B Holders shall be entitled to be paid out of the assets of the Corporation an amount per share equal to their original purchase price plus all declared and all unpaid dividends on the Series B Preferred Stock. If the assets of the Corporation shall be insufficient to make payment in full to all Series B Holders, then such assets shall be distributed among the Series B Holders at the time outstanding, ratably in proportion to the full amounts to which such Series B Holders hold at the time outstanding. After the payment of the full liquidation preference of the Series B Preferred Stock, the remaining assets of the Corporation legally available for distribution shall be distributed ratably to the holders of the Common Stock, any outstanding Series A Preferred Stock, and the Series B Preferred Stock on a common equivalent basis.

        (b) Voting Rights. As long as at least 500,000 shares of the Series B Preferred Stock remain outstanding, the separate consent of the holders of at least 51% of the outstanding Series B Shares shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series B Shares, or (ii) increases or decreases the authorized number of Series B Shares. On all other matters, the Series B Shares shall vote with the Common Stock. Each share of Series B Preferred Stock shall carry with it one vote in all matters to be placed before the Company's shareholders.

        (c) Conversion Rights. The holders of the Series B Preferred Stock shall have the following rights to conversion:

            (1) Conversion Timing. The Series B Shares may be converted, under the conditions described in this Section (c), at any time after the Original Issue Date thereof.

            (2) Conversion Rate. The Series B Shares shall be convertible, under the conditions described in this Section (c), at the rate (the "Conversion Rate") of one (1) share of Series B Preferred Stock to three (3) shares of Common Stock.

            (3) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock, and any Series B Shares surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed at the then-current market value of the Common Stock, payable as promptly as possible when funds are legally available therefor.

            (4) Mechanics of Conversion. Before any Series B Holder shall be entitled to receive certificates representing the shares of Common Stock into which Series B Shares are converted in accordance with the foregoing Subsections, such holder shall surrender the certificate or certificates for such Series B Shares, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than ten (10) days after the delivery of said certificates, issue and deliver at such office to such Series B Holder, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to the foregoing Subsections shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

            (5) Adjustment for Subdivisions or Combinations of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series B Preferred Stock, then and in each such event the Conversion Rate shall be increased or decreased proportionately.

            (6) Adjustments for Dividends, Distributions and Common Stock Equivalents. In the event that the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of Common Holders entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into or entitling the holder thereof to receive additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock, and without a proportionate and corresponding dividend or other distribution to Series B Holders, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Subsection (c)(6), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Conversion Rate shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate by a fraction,

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding or deemed pursuant to the foregoing terms of this Subsection (c)(6) to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B) the denominator of which shall be the total number of shares of Common Stock (x) issued and outstanding or deemed pursuant to the foregoing terms of this Subsection (c)(6) to be issued and outstanding (not including any shares described in clause (y) immediately below), immediately prior to the time of such issuance or the close of business on such record date, plus (y) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

provided, however, that (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this Subsection (c)(6) as of the time of actual payment of such dividend or distribution; or (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Rate computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Rate computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents that expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Conversion Rate shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon the adjustment otherwise required by this Subsection (c)(6) shall be made in the manner provided herein.

        (7) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than a Sale or Merger provided for in Section (a) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section (c), as a part of such capital reorganization, provision shall be made so that the Series B Holders shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (c)(7) with respect to the rights of the Series B Holders after the capital reorganization to the end that the provisions of this Section (c)(7) (including adjustment of the Conversion Rate then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

        (8) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section (c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each Series B Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Series B Holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series B Preferred Stock.

        (9) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series B Shares such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (d) Dividends. The holders of the Series B Preferred Stock shall be entitled to receive non-cumulative dividends in preference to any dividend on the Common Stock at the rate of 6% per annum, payable on an annual basis, beginning as of the first anniversary of the Original Issue Date.

            (e) No Preemptive Rights. No Series B Holder, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends or otherwise.

            (f) No Protective Covenant. Except as provided in subsection (b) above, the consent or approval of the Series B Holders shall not be necessary in connection with the Corporation's creating, effecting or validating any new class or series of shares having rights, preferences or privileges senior to or on parity with the Series B Preferred Stock including, but without limitation, dividends and liquidation preferences senior to the Series B Preferred Stock.

            (g) Notices. Any notice required by the provisions hereof or by law to be given to the Series B Holders shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States Mail, first class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.

IN WITNESS WHEREOF, SAN DIEGO SOCCER DEVELOPMENT CORPORATION has caused this Certificate to be duly executed by its Chief Executive Officer and Secretary this 20th day of November 2003.

SAN DIEGO SOCCER DEVELOPMENT CORPORATION

By: /s/ Yan K. Skwara
Yan K. Skwara, Chief Executive Officer

By: /s/ Lonn Paul
Lonn Paul, Secretary